Exhibit 1.6

Certificate of Deposit of Memorandum of Increase of Share Capital delivered December 20, 2006

FORM NO. 7a

Registration No. 36832

BERMUDA

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

Seadrill Limited

was delivered to the Registrar of Companies on the **20th of December, 2006** in accordance with section 45(3) of ***the Companies Act 1981*** ("the Act").

Given under my hand and Seal of the REGISTRAR OF COMPANIES this **3rd day of January, 2007**

for **Registrar of Companies**

Capital prior to increase:	USD$ 800,000,000.00
Amount of increase:	USD$ 800,000,000.00
Present Capital:	USD$1,600,000,000.00